NON-CONFLICT & COOPERATION AGREEMENT

      FOR THE USE OF USM TECHNOLOGY IN ADVANCED WIRELESS TELECOMMUNICATIONS SERVICES

      This Agreement is made and entered into effective as of the 12th day of March, 2004 by and between the following:

|X| Nations Mobile Networks Ltd. ("NATIONS"), a British Virgin Islands corporation; and

|X|   aeroTelesis, Inc. ("AEROTELESIS"), a Delaware corporation.

      Nations and aeroTelesis are hereinafter jointly referred to as the Parties to this Agreement.

RECITALS:

      Whereas, Nations (formerly known as Aerotelesis Ltd.) has previously entered into an Agreement with Photron Technologies Ltd. ("Photron"), whereby Photron agreed to exclusively supply USM wireless products & services to Nations; and

      Whereas, aeroTelesis (formerly known as Pacific Realm Inc.) acquired Aerotelesis Philippines Inc. ("ATP") from Nations in exchange for shares of common stock in aeroTelesis, and as part of that acquisition, aeroTelesis acquired from Nations the right to utilize and deploy the USM technology for wireless telecommunications services in the Philippines; and

      Whereas, Nations subsequently executed a Letter of Authorization for Photron to commercially develop and provide Photron's proprietary USM technology to aeroTelesis; and

      Whereas, aeroTelesis entered into a License Agreement with Photron, whereby aeroTelesis was granted the semi-exclusive right to use the USM technology in advanced wireless telephony services, such as Wireless Local Loop ("WLL") and Mobile Voice & Data Networks, as well as the exclusive right to use the USM technology in satellite communication networks; and

      Whereas, the Parties have expressed their desire to create a mutually beneficial business relationship which will be guided by a spirit of non-conflict and cooperation, for which there will be established guidelines concerning the use of the USM technology for wireless telecommunications services by both Nations and aeroTelesis.


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NOW,  THEREFORE,  based on the foregoing  premises and in  consideration  of the mutual promises and covenants contained herein, the parties hereto hereby agree as follows:

1.    PRIMARY TERRITORIES AND THE USE OF USM

      In consideration of Nation's original agreement with Photron for the exclusive use of the USM technology for wireless services, aeroTelesis recognizes the existing relationships that Nations has already created for the implementation of USM wireless services in the international markets and its' ability to develop strategic partnerships with well established telecom partners. Although aeroTelesis has subsequently established a License Agreement with Photron for the semi-exclusive use of the USM technology in wireless telecommunications services, the Parties hereby agree that Nations maintains its rights to the USM technology the following territories ("Primary Territories"):

o     Asia Pacific Region: Korea & China

o     Southeast Asia: Indonesia, Vietnam, Malaysia, and Thailand

o     South & Central America

o     Middle East

      Furthermore, the Parties also agree that aeroTelesis has a semi-exclusive right to the USM technology for wireless telecommunications services and, in this regard, aeroTelesis can also seek to establish strategic partnerships in these same regions and others without being in conflict with Nations. The Parties maintain that they are not in conflict with each other for the use and deployment of USM and agree to inform each other in writing if either establishes a strategic partnership in a particular country and is preparing for network deployment.

2.    REAFFIRMATION OF THE RIGHT OF FIRST REFUSAL

      Nations reaffirms its position to give the Right of First Refusal for aeroTelesis to acquire from Nations any wireless network, operation, and/or license that Nations is able to secure or establish in the Primary Territories. In the event that aeroTelesis declines to acquire the operation or license that is being offered it to under the Right of First Refusal, then Nations will allow aeroTelesis the opportunity to participate as a minority partner at a percentage (%) to be negotiated at that time.


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

3.    INVITATION TO PARTICIPATE IN OTHER TERRITORIES

      In addition to the Primary Territories defined above, Nations has the ability to identify and/or secure wireless telecommunication opportunities in other international territories ("Secondary Territories"). If Nations is able to establish a wireless network license and opportunity in the Secondary Territories, it may invite aeroTelesis to participate as either the lead or co-developer of the wireless network. The terms & conditions for aeroTelesis' participation will be negotiated on a territory by territory basis. It is understood by the Parties that there may be times when aeroTelesis will decline such an opportunity because of country risks that may be associated with the wireless opportunity or U.S. government regulations which would prohibit aeroTelesis from entering the particular market.

4.    COOPERATION FOR SATELLITE OPPORTUNITIES

      Nations recognizes that aeroTelesis has established an exclusive relationship with Photron for the commercial development and manufacture of satellite-based network products and systems using the USM technology. If Nations is able to identify certain satellite-related opportunities in those Territories where it is active, it will introduce these opportunities to aeroTelesis and if a license or network operation can be secured by aeroTelesis, then Nations will be compensated with a Participation Fee to be negotiated at that time. If aeroTelesis is unable to deploy the satellite operation because of possible country risks associated with the particular territory or other regulations that might prohibit its direct involvement in the territory, then aeroTelesis is willing to consider a sub-licensing relationship with Nations. The terms & conditions for such a sub-licensing relationship will be negotiated at the appropriate time.

5.    FUTURE AGREEMENT

      If additional provisions need to be made, the Parties agree to do so only in writing and will attach such provisions to this Agreement as an Addendum.

      If necessary, the Parties also agree to enter into a more detailed Agreement in the future and such Agreement will supercede this Agreement in its entirety.

      This Agreement is legal and binding upon the Parties under the laws of the Republic of Singapore.

                                   SIGNATORIES

Nations Mobile Networks Ltd.                         aeroTelesis, Inc.
Name:     Jhano Ajemian                              Name: Joseph Gutierrez
Title: Director                                      Title: President



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